NN, Inc. Raises Full-Year 2026 Guidance Ranges for Net Sales and Adjusted EBITDA

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C., September 22, 2026 – NN, Inc. (NASDAQ: NNBR) a global leader in precision manufacturing, today announced that it is raising its full-year 2026 guidance ranges for Net Sales and Adjusted EBITDA.

Updated Full-Year 2026 Guidance

Metric	Prior Guidance	Updated Guidance
Net Sales	$460 million – $480 million	$470 million – $490 million
Adjusted EBITDA	$55 million – $65 million	$58 million – $68 million

Management's updated guidance for 2026 Net Sales at midpoint is $480 million, up $58 million, or 14% versus full-year 2025 Net Sales.

Management's updated guidance for 2026 Adjusted EBITDA at midpoint is $63 million, up $14 million, or 29% versus full-year 2025 Adjusted EBITDA.

Chief Executive Officer Harold Bevis commented, "Our business continues to build momentum as we ramp up in our key growth markets of Data Center, Defense & Electronics, and Medical, where demand for our solutions remains strong and actively expanding. Our year-to-date results and year-to-go forecast underpin this improved guidance and reflect the steady performance our growth and cost programs.

NN is continuing to invest forward in its 5 Pillar growth end markets and this is translating to increased success and higher results. Raising our full-year 2026 guidance for net sales and adjusted EBITDA reflects our confidence in the performance of the business. We remain focused on our balanced plans for delivering profitable growth and improved cost productivity for our customers and shareholders."

NN, Inc. will provide additional detail and updated guidance when it reports third quarter 2026 results on October 28, 2026.

About NN, Inc.
NN, Inc. (NASDAQ: NNBR) is an entrepreneurial manufacturing company specializing in manufacturing micron-toleranced precision metal componentry for high-growth end markets, especially Data Center, Electric Grid, Medical, Defense, and High-Value Vehicle systems. Founded in 1980, NN serves over 700 customers on 4 continents through its 2,550 person workforce operating out of 27 global plants. This footprint enables rapid innovation and global scaled solutions. For more information, visit nninc.com.

Forward Looking Statements
This press release may contain forward-looking statements regarding our business, operations, and financial performance. Such statements are based on current expectations and assumptions that are subject to a number of risks and uncertainties. Actual results could differ materially. Please refer to our most recently filed Form 10-K and our Form 10-Q for the period following that Form 10-K, including the risk factors described therein. We undertake no obligation to update any forward-looking statement, except as required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

This press release contains certain financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) such as adjusted EBITDA (the “non-GAAP financial measures”). These non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures, and may not be comparable to similarly titled measures used by other companies. Management uses these non-GAAP financial measures, together with the comparable GAAP measures, to evaluate the Company’s operating performance and underlying business trends across periods on a consistent basis, and to assist in operational and financial decision-making, including with respect to internal budgeting and resource allocation. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure are set forth in the tables accompanying this presentation. A reconciliation of forward- looking non-GAAP financial measures to the most directly comparable GAAP measures is not provided because the Company cannot reasonably predict certain items necessary for such reconciliation without unreasonable efforts. Investor Relations: Joe Caminiti NNBR@alpha-ir.com 312-445-2870 Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA $ (34,004) $ 49,017 35,923 (3,331) 22,367 3,153 3,007 977 9,825 8,739 3,200 (839) (1) Personnel costs include recruitment, retention, relocation, and severance costs (2) Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations 2025 Year Ended December 31, Non-GAAP adjusted EBITDA Non-cash foreign exchange (gain) on inter-company loans Non-cash stock compensation Personnel costs (1) Facility costs (2) Depreciation and amortization Professional fees Write-off of unamortized debt issuance cost Change in fair value of preferred stock derivatives and warrants Provision for income taxes Interest expense GAAP net loss (in thousands)